Exhibit 10.6
3333 Peachtree Road, N.E.
Center Code 3913
Atlanta, Georgia 30326
Member NASD and SIPC
July 18, 2007
Confirmation of Swap Transaction
THIS LETTER AGREEMENT SHOULD BE REVIEWED, EXECUTED BY AN AUTHORIZED PERSON(S), AND RETURNED IMMEDIATELY VIA FAX TO 404-926-5827 OR 404-926-5826.
(Please direct any questions to Faraz Ansari at 404-926-5819.)
Steve Elder
Treasurer
Wright Express Corporation
97 Darling Avenue South
South Portland, Maine 04106
Ph#: 207-523-7769
Fax#: 207-523-7798
REF: 120387
Dear Mr. Elder:
The purpose of this Confirmation is to set forth the terms and conditions of the Swap Transaction entered into between SunTrust Bank (“SunTrust”) and Wright Express Corporation (“Counterparty”) on the Trade Date specified below. The definitions and provisions contained in the 2000 Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”), as amended and supplemented from time to time (the “Definitions”), are incorporated by reference into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.
1.	The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Notional Amount:	$40,000,000

Trade Date:	July 18, 2007

Effective Date:	July 23, 2007

Termination Date:	July 12, 2009, with adjustment in accordance with the Modified Following Business Day Convention

Business Days:	New York and London

Calculation Agent:	SunTrust

Fixed Amounts

Fixed Rate Payer:	Counterparty

Fixed Rate Payer Payment Dates:	The 22nd day of each month beginning August 22, 2007, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Rate:	5.199% per annum

Fixed Rate Day Count Fraction:	Actual/360

Adjustment to Period End Dates:	Applicable

Floating Amounts

Floating Rate Payer:	SunTrust

Floating Rate Payer Payment Dates:	The 22nd day of each month beginning August 22, 2007, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	1 month

Floating Rate for initial Calculation Period:	To be determined

Floating Rate Day Count Fraction:	Actual/360

Spread:	Inapplicable

Adjustment to Period End Dates:	Applicable

Reset Dates:	The first day of each Floating Rate Payer Calculation Period
2.	Other Provisions
(a) Relationship Between the Parties. Each party hereto will be deemed, as of the Trade Date, to represent to the other party (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Swap Transaction): -

(i) Non-Reliance. It is acting for its own account, it has consulted appropriate legal, tax, financial and other advisers prior to entering into the Swap Transaction, and it has made its own independent decisions to enter into the Swap Transaction and as to whether the Swap Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Swap Transaction, it being understood that information and explanations related to the terms and conditions of the Swap Transaction will not be considered investment advice or a recommendation to enter into the Swap Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of the Swap Transaction.
(ii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Swap Transaction. It is also capable of assuming, and assumes, the risks of the Swap Transaction.
(iii) Status of Parties. THE OTHER PARTY IS NOT ACTING AS A FIDUCIARY FOR OR AN ADVISER TO IT IN RESPECT OF THE SWAP TRANSACTION.
(b) SunTrust has the right, but not the obligation, to terminate the Swap Transaction if seventy-five (75) days have elapsed since the Trade Date and the ISDA Form and its accompanying Schedule have not been executed by the Counterparty and received by SunTrust. If this right to terminate is exercised, SunTrust will be entitled to receive from the Counterparty, or will be required to pay to the Counterparty, the fair market value for such termination as determined by SunTrust in good faith and in accordance with market practice and its own customary procedures.
(c) To help the government fight the funding of terrorism and money-laundering activities, federal law requires SunTrust to obtain, verify, and record certain identifying information about its customers. The Counterparty will need to provide to SunTrust its legal name, physical address, date of birth, if applicable, and other identifying information, including identifying documents, to assist in this verification process.

3.	Account Details
Payments to SunTrust
SunTrust Bank
ABA # 061000104
FBO: Bond Wire Clearing
Account # 9088-0000-95
Attn: Financial Risk Management, Operations
Payments to the Counterparty
Depository: Harris Bank
ABA # 071000288
Favor of: Wright Express Corporation
Account # 4539482
Please confirm that the foregoing correctly sets forth the terms of the Swap Transaction by signing this Confirmation and immediately returning all its pages via fax (without a cover sheet) to 404-926-5827 or 404-926-5826.

Very truly yours,		Accepted and Confirmed as of the date first written:

SUNTRUST BANK		WRIGHT EXPRESS CORPORATION

By:	/s/ Rafeek Ghafur	By:	/s/ Steven Elder

	Rafeek Ghafur		Name:	Steven Elder
	Vice President		Title:	VP, Investor Relations & Treasurer